Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp
Investors: Scott Frommer - +1 336-436-5076
Investor@labcorp.com

Media: Don Von Hagen - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Completes Acquisition of Assets of Mount Sinai Health
System Clinical Outreach Laboratories

Transaction will benefit physicians and patients in metropolitan New York City

Burlington, N.C.--May 1, 2017 -- LabCorp® (NYSE: LH), a leading global life sciences company, has completed the previously announced acquisition of assets of the Mount Sinai Health System Clinical Outreach Laboratories. LabCorp is now available to provide comprehensive laboratory services to physicians and patients that previously used Mount Sinai’s outreach laboratory.

“This transaction demonstrates LabCorp’s commitment to strategic health system partnerships with anchor health systems,” said David P. King, chairman and chief executive officer of LabCorp. “Our differentiated solutions offer a range of services not available from any other company, and we continue to explore opportunities to further collaborate with Mount Sinai on projects involving companion diagnostics, clinical trials through Covance Drug Development and the increased use of analytics to enhance effective delivery of patient care.”

LabCorp operates over 140 patient service centers in metropolitan New York City, including several formerly operated by Mount Sinai, providing convenient access to physicians and patients. Mount Sinai will continue to provide laboratory testing for patients registered at its hospitals and ambulatory facilities as inpatients or outpatients, as well as laboratory testing services for physicians in their professional practices in the areas of anatomic pathology, molecular pathology and genetics.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
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